Exhibit 99.1

PFSweb Announces Authorization of Share Repurchase Program
IRVING, TX – March 20, 2023 –PFSweb, Inc. (NASDAQ: PFSW) (the “Company”), a premier eCommerce order fulfillment provider, announced that its board of directors has authorized a share repurchase program, under which the Company may purchase up to an aggregate of 1,000,000 shares of its common stock. The program will be in place for up to two years.

Subject to applicable rules and regulations, the shares may be purchased from time to time in the open market or in privately negotiated transactions. The share repurchase program will be conducted in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. Such purchases will be at times and in amounts as PFSweb deems appropriate, based on factors such as market conditions, legal requirements, and business considerations. The share repurchase program does not require the Company to repurchase shares and can be terminated at any time. The Company intends to fund any purchases with existing cash balances and/or cash flow from operations.

“Our share repurchase program reflects our confidence in our long-term growth trajectory and market opportunity, along with our previously disclosed strong start to the 2023 calendar year, which I do not believe is appropriately reflected in our current valuation,” said Mike Willoughby, CEO of PFSweb. “Having substantially completed our corporate restructuring work and the payment of our special dividend in 2022, we are focused on supporting the continued growth of our business by maintaining a reasonable level of operating cash. We believe the share repurchase program provides additional flexibility to achieve this objective, while maximizing the value we return to our shareholders.”

About PFSweb, Inc.
PFS, the business unit of PFSweb, Inc., is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The company is headquartered in Irving, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or ir.pfsweb.com for investor information.

Investor Relations:
Cody Slach and Jackie Keshner
Gateway Group, Inc.
1-949-574-3860
PFSW@gatewayir.com